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Exhibit 99.1

Contact:	Alvin Dan, Investors The Mills Corporation (703) 526-5033
David Douglass, Media The Mills Corporation (703) 526-5252

FOR IMMEDIATE RELEASE:

THE MILLS CORPORATION COMPLETES ACQUISITION
OF FIVE MALL PROPERTIES

ARLINGTON, Va. (February 3, 2003)—The Mills Corporation (NYSE: MLS), owner and operator of innovative retail and entertainment destinations, completed the acquisition of five mall properties on January 31, 2003. Along with the December 2002 acquisition of Riverside Square in Hackensack, New Jersey, the Company has now completed the acquisitions of all six mall properties that were announced on December 10, 2002.

The Company completed the acquisition of a 100% interest in five mall properties from Cadillac Fairview: Broward Mall, Ft. Lauderdale, FL; Dover Mall and Dover Commons, Dover, DE; Galleria at White Plains, White Plains, NY; Northpark Mall, Jackson, MS; and The Esplanade, New Orleans, LA. The purchase price was $532.0 million before transaction costs. In addition, the Company acquired approximately 110 additional acres of developable land adjacent to the properties for approximately $7.9 million.

To fund the acquisition, the Company assumed an existing $62 million mortgage on Broward Mall. The mortgage loan bears interest at a fixed rate of 6.9% and matures in March 2009. In addition, the Company obtained a new mortgage loan of approximately $320 million on the four remaining properties. The new loan bears interest at London Interbank Offered Rate ("LIBOR") plus 210 basis points. Also, the new indebtedness matures in February 2006 and has two one-year extension options. The Company has entered into a swap agreement to effectively fix the interest rate at 4.17% on a notional amount of $245 million for two years. The cash portion of the acquisition costs was funded with net proceeds that the Company obtained from its December 2002 common and preferred stock offerings.

"Mills is building on its proven strategy of owning and developing market dominant retail and entertainment oriented centers that are enhanced with innovative retail concepts. These traditional regional malls can be profitably enhanced with the "Mills touch' into 21st century retail and entertainment destinations," said Laurence C. Siegel, Mills chairman and chief executive officer.

"The acquisition also enables Mills to create additional upside value through key expansions and remerchandising, and gives us new retailer relationships that can be cross-sold across the entire Mills portfolio," Siegel added.

The six mall properties add approximately 5.3 million square feet (including non-owned department stores) and have an in-line average occupancy rate of 91.3%, an average sales productivity of $370 per square foot (2001) and an average cost of occupancy of 11.9%. Based on the purchase price, the in-place unlevered return to Mills from these transactions is approximately 9%, prior to any significant remerchandising or expansion efforts currently contemplated for the properties.

In addition to the six mall properties, the Company has entered into a conditional contract to purchase general partnership interests in Town Center at Cobb and Gwinnett Place, both of which are located in Atlanta, GA. If conditions are satisfied, these purchases likely would be completed in the first half of 2003.

The Mills Corporation is a self-managed real estate investment trust (REIT) based in Arlington, VA, that owns, develops, leases, manages and markets a portfolio of 20 retail and entertainment destinations totaling about 25 million square feet in 17 states. Currently, the Company has five projects under construction and/or development in the United States and two internationally: Toronto, Canada and Madrid, Spain. The company's Internet address is www.millscorp.com

Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the company can give no assurance that their expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

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  Exhibit 99.1
THE MILLS CORPORATION COMPLETES ACQUISITION OF FIVE MALL PROPERTIES